As filed with the Securities and Exchange Commission on October 30, 2017

Registration No. 333-191676

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Western Refining Logistics, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-3205923
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

212 N. Clark St.

El Paso, Texas 79905

(915) 775-3300

(Address of Principal Executive Offices, Including Zip Code)

Western Refining Logistics, LP 2013 Long-Term Incentive Plan

(Full Title of the Plan)

Kim K. W. Rucker

Executive Vice President and General Counsel

212 N. Clark St.

El Paso, Texas 79905

(915) 775-3300

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Western Refining Logistics, LP, a Delaware limited partnership (“WNRL”):

•	Registration Statement No. 333-191676, filed on October 10, 2013, registering 4,500,000 common units representing limited partner interests (the “Common Units”) under the Western Refining Logistics, LP 2013 Long-Term Incentive Plan.

Pursuant to the Agreement and Plan of Merger dated as of August 13, 2017 (the “Merger Agreement”), by and among WNRL, Western Refining Logistics GP, LLC, a Delaware limited liability company and the general partner of WNRL (“WNRL GP”), Andeavor Logistics LP, a Delaware limited partnership (“AMLP”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of AMLP, WNRL Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of AMLP (“LP Merger Sub”), and WNRL GP Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of AMLP (“GP Merger Sub”), (1) LP Merger Sub merged with and into WNRL (the “Merger”), with WNRL continuing as the surviving entity and a wholly-owned subsidiary of AMLP, and (2) GP Merger Sub merged with and into WNRL GP (the “GP Merger”, and together with the Merger, the “Mergers”), with WNRL GP continuing as the surviving entity and a wholly-owned subsidiary of AMLP, on October 30, 2017.

As a result of the Mergers, WNRL has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by WNRL in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, WNRL hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on October 30, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

WESTERN REFINING LOGISTICS, LP

By:	Western Refining Logistics GP, LLC,
its general partner

By:	/s/ Blane W. Peery
Name:	Blane W. Peery
Title:	Vice President and Controller

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